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                                                                    EXHIBIT 14.1

                       VALLEY NATIONAL GASES INCORPORATED
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.    INTRODUCTION

      Valley National Gases Incorporated ("Valley") has created this Code of Business Conduct and Ethics to help directors, officers and employees carry out their responsibilities, and understand what is expected of them. Compliance with this Code is required of every Valley officer, director and employee. If you have any questions about anything in the Code or appropriate actions in light of the Code, please contact the Chief Executive Officer or the Chairperson of the Audit Committee. Their contact information is listed on the attachment to this Code.

      We expect each of director, officer and employee to read and become familiar with the ethical standards described in this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

II. WE EXPECT HONEST AND ETHICAL CONDUCT BY ALL OF OUR DIRECTORS, OFFICERS, EMPLOYEES

      We expect honest and ethical conduct in our dealings with others and the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      FAIR DEALING

      Directors, officers and employees are expected to deal honestly and fairly with customers, suppliers, competitors and other third parties. In our dealings with customers, suppliers and others, we:

      - prohibit bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, labor union, customer or supplier in order to obtain a contract, some other commercial benefit or government action;

      - prohibit directors, officers and employees from accepting any bribe, kickback or improper payment either individually or on behalf of the company, from anyone;

      - prohibit our representatives from taking unfair advantage of customers, suppliers or other third parties, through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

      CONFLICTS OF INTEREST

      Officers, directors and employees should ensure that they do not act on behalf of Valley in situations where there exists an actual or apparent personal, financial or other conflict of interest without first fully disclosing the surrounding facts and circumstances to the Chief

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Executive Officer or the Board of Directors. A conflict of interest arises when an employee, officer or director, or member of his or her family, could or will receive improper personal benefit as a result of his or her position with the Company.

      Without the approval of the Chief Executive Officer, Audit Committee or Board of Directors, officers, directors and employees shall not seek or accept for themselves or any member of their families from any person or business entity that does or seeks to do business with the Company any gifts, entertainment, or other favors above or beyond common courtesies consistent with ethical and accepted business practices or seek or accept, directly or indirectly, any payments, fees, services or loans (other than normal course transactions at market rates), from any person or business entity that does or seeks to do business with, or is in competition with, the Company if doing so may create or give the appearance of a conflict of interest. In addition, no employee, officer or director may use corporate property, information or position for improper personal gain.

      Directors, officers, and employees must notify the Chief Executive Officer, the Board of Directors or the Chairperson of the Audit Committee of the existence of any actual or potential conflict of interest.

III.  WE PROVIDE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

      We are committed to providing shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission and other public disclosures. To this end, our directors, officers and employees shall:

      - not make false or misleading entries in our books and records for any reason;

      - maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

      - maintain books and records that accurately and fairly reflect our transactions;

      - maintain a system of internal controls that will provide reasonable assurances to our management that material information about Valley is made known to management, particularly during the periods in which our periodic reports are being prepared;

      - not maintain unrecorded or "off the books" funds or assets unless permitted by applicable law or regulation; and

      -     present information in a clear and understandable manner.

IV.   WE COMPLY WITH LAWS, RULES AND REGULATIONS

      We will comply with all laws and governmental regulations that are applicable to our activities. Specifically, we are committed to:

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      -     promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the Company's business interests;

      - supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

      - conducting our activities in full compliance with all applicable environmental laws;

      - keeping the political activities of directors, officers and employees separate from our business;

      - prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

      - prohibiting the unauthorized use, reproduction, or distribution of any third party's trade secrets, copyrighted information or confidential information; and

      -     complying with all applicable state and federal securities laws.

      Directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic ("inside") information about Valley. Our Insider Trading Policy describes the nature of inside information and the related restrictions on trading.

V.    REPORTING AND EFFECT OF VIOLATIONS

      Directors, officers, and employees must report any known or suspected violations of this Code to either the Chief Executive Officer or the Chairperson of the Audit Committee. Additionally, directors, officers, and employees may contact these individuals with a question or concern about this Code or a business practice. Any questions or violation reports can be made anonymously. The address and telephone number of these individuals are listed in the attachment to this Code.

      WE WILL NOT ALLOW RETALIATION AGAINST A DIRECTOR, OFFICER OR EMPLOYEE WHO ACTS IN GOOD FAITH IN REPORTING ANY VIOLATION.

      The Chief Executive Officer or the Chairperson of the Audit Committee will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures. All reports will be treated confidentially to the extent feasible.

      CONSEQUENCES OF A VIOLATION

      Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion, immediate discharge and/or prosecution.

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      ANNUAL CERTIFICATION

      DIRECTORS, OFFICERS AND SPECIFIED EMPLOYEES DESIGNATED BY THE BOARD OF DIRECTORS OR CHIEF EXECUTIVE OFFICER WILL BE REQUIRED TO ANNUALLY CERTIFY THAT THEY UNDERSTAND THIS CODE AND HAVE COMPLIED WITH IT DURING THE PERIOD COVERED.

      WAIVERS

      Any waiver, explicit or implicit, of this Code for any executive officer or director , or any amendment to this Code, may be made only by the Board of Directors of Valley and shall be promptly disclosed to shareholders, along with the reasons for any waiver or amendment, in accordance with the requirements of the AMEX and the SEC.

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                       VALLEY NATIONAL GASES INCORPORATED
                       CODE OF BUSINESS CONDUCT AND ETHICS

                               CONTACT INFORMATION

NAMES AND ADDRESSES (AS OF JUNE 1,  2004)

REPORTING CONTACTS:
Chief Executive Officer:                The Chair of our Audit Committee:
Name: William A Indelicato              Name: August Maier
Address: 95 Rowayton Avenue             Address: 303 Trailside Drive
         Rowayton, CT  06853                     Sewickley, PA  15143

Phone:  203-853-4443                    Phone:  412-741-0494
E-mail: b_indelicato@vngas.com          E-mail: amx2@city-net.com

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                       VALLEY NATIONAL GASES INCORPORATED

                                   FISCAL 2004

                       CODE OF BUSINESS CONDUCT AND ETHICS

                             COMPLIANCE CERTIFICATE

      I have read and understand Valley's Code of Business Conduct and Ethics. I will adhere in all respects to the ethical standards and other requirements described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

      I certify to Valley National Gases Incorporated that I am not in violation of the Code, nor have I violated the Code during the period covered unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:________________________________      _____________________________________
                                           Name:________________________________
                                           Title/Position:______________________

CHECK ONE OF THE FOLLOWING:

[ ]   A Statement of Exceptions is attached.

[ ]   No Statement of Exceptions is attached.

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